Exhibit 10.1

June 26, 2006

George Ellis
8401 North Central Expressway
Suite 840
Dallas, TX 75225
United States of America

Dear George:

Thank you for alerting us to your pending acceptance of a full-time position with another employer, and discussing the impact of acceptance of that position on your services to SoftBrands, Inc. If I understand correctly, your official commencement date with your new employer is July 1, 2006.

This letter is to clarify our obligations under the Transition Agreement dated October 1, 2006 (the “Transition Agreement”) that you signed with SoftBrands when we arranged for you to move from the CEO to the Executive Chairman position. As you know, that agreement defines the terms upon which you would provide services to SoftBrands as Executive Chairman (an employment position) and as Chairman of our Board of Directors. I use capitalized terms in this letter based on the manner in which they are defined in the Transition Agreement.

Based on our discussions, we have agreed that:

1. Your services as Executive Chairman of SoftBrands will end June 30, 2006, but you will remain Chairman of our Board of Directors.

2. Consistent with termination of the “Executive Term” on June 30, but continuation of the “Chairman Term,” and as provided in the Transition Agreement:

a. Your entitlement to base salary under Section 3.01 of the Transition Agreement will end on June 30, 2006, so that the $100,000 salary that would have been due under Section 3.01 for the six months ending December 31, 2006, and any further payments pursuant to that Section, will not be made;

b. You will continue to be entitled to the Chairman Fee ($100,000 per year) during the Chairman Term;

c. Your entitlement to, and payment of expenses of, a personal secretary will, consistent with Section 3.9 of the Transition Agreement, terminate on June 30, 2006;

d. We have agreed that SoftBrands will pay for all of the rental expense for the offices you lease at 8401 North Central Expressway, Suite 840, Dallas, Texas, from July 1, 2006 through September 30, 2007, up to total cost of $97,500, but that you will vacate those offices prior to July 15, 2006 and use your best commercial efforts to work with your landlord to sublet, or otherwise compromise, the lease to reduce our cost (to the extent you reduce the lease obligation, our obligation to pay for the rental expense will be reduced);

e. You will assume and pay the cost of the copier lease and fax machine equipment lease at the Dallas office;

f. Your 1,650,000 options to purchase common stock, as well as the 10,000 RSU’s and 20,000 SARs that we granted to you on December 29, 2005 in lieu of the 50,000 options described in your Transition Agreement, will continue to remain outstanding after June 30, 2006 and will continue to vest until their terms expire;

h. You will obtain health insurance from your new employer, but we will make available to you, provided that you continue to serve as Chairman of our Board of Directors at the time you elect such benefits, benefits under the SoftBrands executive retirement health plan (which allows you to acquire health insurance for you and your spouse when you retire as Chairman, and until you reach the age of 65, at scheduled rates); and

i. You may retain the personal computer purchased by SoftBrands, Inc. and provided to you for personal use.

3. Except for these changes and clarifications, all of the terms of the Transition Agreement will remain in place.

George, if this accurately reflects our agreement, I ask that you countersign the copy of this letter I have provided and we will consider it a clarification or amendment to your transition agreement.

Sincerely,

/s/ Randal B. Tofteland
Randal B. Tofteland, Chief Executive
Officer and President

Agreed to and confirmed this
26th day of June 2006.

/s/ George H. Ellis
George H. Ellis